Exhibit 2.2
DATED THIS 21ST DAY OF NOVEMBER 2005
BETWEEN
SUN BUSINESS NETWORK LTD.
AND
SUN NEW MEDIA INC.

SHARES SWAP AGREEMENT

THIS AGREEMENT is made on the 21st day of November 2005.
BETWEEN:
SUN BUSINESS NETWORK LTD., (Company registration number 199407135Z), a company incorporated in Singapore and having its registered office at 50 Raffles Place, #29-00, Singapore Land Tower, Singapore 048623 (“SBN”);
AND:
SUN NEW MEDIA INC., a corporation incorporated in the State of Minnesota, United States of America and having its principal executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America (the “SNMI”).
WHEREAS:
(A)	SBN Shares (as defined below) are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and SBN has, as at the date hereof, an authorised share capital of S$50,000,000 divided into 1,000,000,000 SBN Shares of S$0.05 each and of which 738,686,200 SBN Shares have been issued and fully paid up.

(B)	SNMI Shares (as defined below) are listed on NASDAC OTC Bullentin Board and SNMI has, as at the date hereof, an authorised share capital of US$10,000,000 divided into 750,000,000 SNMI Shares of US$0.01 each and 250,000,000 SNMI preferred shares of US$0.01 each and of which 64,306,870 SNMI Shares have been issued and fully paid up.

(C)	SBN has offered to issue and allot to SNMI, and SNMI has agreed to purchase from SBN, the SBN Subscription Shares on the terms and subject to the conditions contained in this Agreement.

(D)	The issue and allotment of the SBN Subscription Shares to SNMI shall be satisfied by the issue and allotment of the Consideration Shares by SNMI to SBN on the terms and subject to the conditions contained in this Agreement.
IT IS HEREBY AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	means any day on which commercial banks are open for business in Singapore other than Saturdays, Sundays and days which are gazetted in Singapore as public holidays);

“CDP”	means The Central Depository (Pte) Limited;

“Companies Act”	means the Companies Act (Chapter 50) of Singapore;

“Completion”	means completion of the allotment and issue of the SBN Subscription Shares and the Consideration Shares as specified in Clause 5;

“Completion Date”	means the date on which Completion takes place pursuant to Clause 5;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Consideration Shares”	means the 5,042,017 SNMI Shares to be allotted and issued to SBN in consideration for the acquisition of the SBN Subscription Shares on the terms and subject to the conditions set out in this Agreement;

“Damages”	means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on a solicitor-client basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

“Depository Agent”	means an entity registered as a depository agent with CDP and which:

(a) performs services as a depository agent for Sub-Account Holders in accordance with the terms of a depository agent agreement entered into between CDP and the depository agent;

(b) deposits book entry securities (as defined in the Companies Act) with CDP on behalf of Sub-Account Holders; and

(c) establishes a securities account in its name with CDP;

for the purpose of maintaining sub-accounts for its own account and for the account of others;

“Direct Account”	means the account maintained with CDP by an “accountable holder” (as defined under Section 130A of the Companies Act);

“Encumbrances”	means any claim, mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, equity, security interest, option, power of sale, hypothecation, pre-emptive or other similar right, other third party rights, right of first refusal and any other encumbrance or condition whatsoever;

“Long-Stop Date”	means 5.00 p.m. on 30 December 2005;

“Parties”	shall collectively mean SBN, SNMI and their respective permitted assigns and successors, and “Party” shall mean any one of them;

“Registrable Securities”	means the Consideration Shares to be allotted and issued to SBN pursuant to Clause 3 and which are subject to the regulations of the Securities Act;

“Registration Expenses”	means all expenses incurred by SNMI in compliance with Clause 4.16 including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for SNMI, blue sky fees and expenses and the expense of any special audit incident to or required by any such registration;

“Registration Statement”	means any registration statement of the Purchaser under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement;

“SBN Issue Price”	means the issue price of S$0.20 per SBN Share, calculated based on a 11.7% premium on the net asset value per SBN Share as at 31 December 2004;

“SBN Subscription Shares”	means the 150,000,000 new SBN Shares to be allotted and issued to SNMI at the SBN Subscription Shares Issue Price on the terms and subject to the conditions set out in this Agreement;

“SBN Shares”	means ordinary common shares having a nominal value of S$0.05 each in the share capital of SBN and “SBN Share” shall mean each one of them;

“Securities Act”	means the Securities Act of 1933 of the United States, 15 U.S.C. § 77a et seq.;

“SGX-ST”	means the Singapore Exchange Securities Trading Limited;

“SNMI Shares”	means ordinary common shares having a nominal value of US$0.01 each in the share capital of SNMI and “SNMI Share” shall mean each one of them;

“Sub-Account Holder”	means a holder of a securities account maintained with a Depository Agent;

“Warranties”	means the representations, warranties and undertakings of the respective Parties set out in Clause 6 and each shall be referred to as a “Warranty”; and

“S$”	means the lawful currency of the Republic of Singapore.
1.2	References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3	References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References herein to “subsidiaries” shall mean subsidiaries as defined in the Companies Act, and to “associated companies” shall be to companies who are associates of each other, where “associates” is as defined in the Companies Act.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.7	Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2.	ISSUE AND ALLOTMENT

Subject to the terms and conditions of this Agreement, SBN shall on Completion issue and allot, and SNMI shall on Completion subscribe for the SBN Subscription Shares from SBN, free from any and all Encumbrances together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto.

3.	CONSIDERATION

3.1	The Consideration for the subscription of the SBN Subscription Shares shall be the sum of S$30,000,000, payable by the issue and allotment of the Consideration Shares by SNMI to SBN in accordance with Clause 5 at Completion.

3.2	SBN understands that the Consideration Shares have not been registered under the Securities Act and are considered “restricted securities” as they are being issued pursuant to certain exemptions from the registration requirements of the Securities Act, and therefore such Consideration Shares may not be resold unless a subsequent disposition is registered under the Securities Act or is exempt from such registration. It is understood that the securities certificates evidencing the Consideration Shares will bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT.”

4.	CONDITIONS PRECEDENT
4.1	Completion of the subscription of the SBN Subscription Shares shall be subject to the fulfilment of all the following conditions on or prior to the Completion Date:

4.1.1	the approval of SBN’s shareholders being obtained at a general meeting of SBN for SBN’s entry into this Agreement and the transactions contemplated hereunder. As the transactions contemplated by this Agreement constitute transactions between SBN and a “related party”, the Parties agree that the transaction is subject to the approval of a majority of the disinterested shareholders, i.e. the shareholders of SBN other than Sun Media Investment Holdings Limited. Sun Media Investment Holdings Limited will abstain from voting at the meeting;

4.1.2	the approval of SNMI’s shareholders being obtained at a general meeting of SNMI for (i) the allotment and issue of the Consideration Shares; and (ii) the transactions contemplated under this Agreement;

4.1.3	the approval in-principle for the listing and quotation of the SBN Subscription Shares on the Official List of the SGX-ST being obtained from the SGX-ST and not revoked or amended and, where such approval is subject to conditions, such conditions being acceptable to SNMI;

4.1.4	the execution of an agreement between the Parties for the grant by SBN of a licence which provides SNMI with the exclusive right to operate the online publishing businesses of certain magazine titles, related trademarks, names and publishing materials owned by SBN;

4.1.5	the warranties and representations given by the Parties in Clause 6 remaining true and accurate in any respect at Completion, as if repeated at Completion, and at all times between the date of this Agreement and Completion;

4.1.6	the Parties having entered into a registration rights agreement whereby SNMI agrees it will file Registration Statements for the Consideration Shares immediately after the Completion, which Registration Statement shall provide for the right of resale of the Registrable Securities by SBN to the public in the United States in accordance with this Agreement;

4.1.7	the independent financial adviser(s) to SNMI on the transaction recommending that shareholders of SNMI entitled to vote on the transaction vote in favour of the transaction at a special general meeting convened for such purpose;

4.1.8	satisfactory results of the due diligence review on the legal and financial aspects of SBN’s business operations conducted by SNMI or its agents or representatives;

4.1.9	on Completion Date, SNMI shall have received opinions of the respective counsels to the Parties confirming that the terms of this Agreement do not conflict with any acts, rules or regulation in the United States or Singapore;

4.1.10	all other necessary consents, if any, being granted and not withdrawn or revoked by third parties (including without limitation, government bodies, stock exchanges and other relevant authorities having jurisdiction over the transaction contemplated under this Agreement) and if such consents are obtained subject to any conditions and where such conditions affect any of the Parties, such conditions being acceptable to the Party concerned and, if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion.
4.2	Other than the requirement of obtaining shareholders’ approval under Clauses 4.1.1 and 4.1.2, and 4.1.7 SNMI may waive all or any of the conditions in Clauses 4.1.3, 4.1.5, 4.1.8, 4.1.9 and 4.1.10 (insofar as Clause 4.1.10 relates to SNMI) at any time by notice in writing to SBN. Correspondingly, SBN may waive all or any of the conditions in Clauses 4.1.4, 4.1.5, 4.1.6 and 4.1.10 (insofar as Clause 4.1.10 relates to SBN) at any time by notice in writing to SNMI.

4.3	If the conditions set out in Clause 4.1 above shall not have been fulfilled on or before the Long-Stop Date (or such other period as the Parties may mutually agree in writing) from the date of this Agreement or waived by the Parties in accordance with Clause 4.2, then the provisions of this Agreement shall (other than this Clause) from such date ipso facto cease and determine and none of the Parties shall have any claim against the other for any costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

5.	COMPLETION

5.1	Completion shall take place on the date falling two (2) Business Days after the date on which all the conditions set out in Clause 4.1 are fulfilled (or where they are not fulfilled, waived) at the offices of SBN, or at such other time and place as the Parties may agree in writing.

5.2	At Completion, SBN shall:
5.2.1	deliver to SNMI, certified true copies of the resolutions passed by the board of directors of the Company authorizing and approving (i) the allotment and issue of the SBN Subscription Shares to SNMI or its nominees on the terms and conditions of this Agreement and (ii) SBN’s entry into this Agreement and the execution of all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of SBN and/or evidence satisfactory to SNMI of the authority of any person signing on behalf of SBN;

5.2.2	issue and allot to CDP, for the account of SNMI or the Depository Agents (as the case may be) as notified by SNMI to SBN, the SBN Subscription Shares;

5.2.3	deliver or procure to be delivered to CDP the share certificates for the SBN Subscription Shares;

5.2.4	instruct CDP to credit the Direct Account of SNMI or the securities account of the Depository Agents (as the case may be) as notified by SNMI to SBN, with the SBN Subscription Shares; and

5.2.5	such waivers or consents as may be necessary to enable SNMI or its nominees to be registered as holder of all of the SBN Subscription Shares.
5.3	At Completion, in exchange for the delivery by SBN of all the items set out in Clause 5.2 above, SNMI shall deliver to SBN:
5.3.1	certified true copies of a resolution of SNMI’s board of directors authorising and approving (i) the allotment and issue of the Consideration Shares to SBN or its nominees on the terms and conditions of this Agreement, (ii) the issue of new share certificates in respect of the Consideration Shares in favour of SBN and/or its nominees; and (iii) SNMI’s entry into this Agreement and the execution of all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of SNMI and/or evidence satisfactory to SBN of the authority of any person signing on behalf of SNMI;

5.3.2	the Consideration Shares to be allotted and issued to SBN pursuant to Clause 3, to the account of SBN provided in writing by SBN; and

5.3.3	such waivers or consents as may be necessary to enable SBN or its nominees to be registered as holder of all of the Consideration Shares.
5.4	If any or all of the documents required to be delivered by any Party is not for any reason fully complied with in any respect at Completion, the Party not in default shall be entitled to (in addition and without prejudice to all other rights or remedies available to it, including the right to claim damages):

5.4.1	rescind this Agreement; or

5.4.2	proceed with Completion so far as practicable (without prejudice to its rights to claim damages from the defaulting Party for its failure to comply with any of the conditions in Clause 5 or any of its rights under this Agreement); or

5.4.3	defer Completion to a date not more than twenty eight (28) days after the Completion Date but not after the Long Stop-Date (or such further period as the Parties may mutually agree in writing), in which case the provisions of this Clause 5 shall apply to Completion as so deferred.
6.	WARRANTIES

6.1	Each Party hereby represents and warrants to the other Party as at the date of this Agreement and on Completion Date that:
6.1.1	it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has full power and authority, and has taken all action necessary to execute and deliver this Agreement, and to consummate the transactions contemplated thereby;

6.1.2	this Agreement and all such other agreements and obligations that may be entered into and undertaken by it in connection with the transactions contemplated hereby constitute valid and legally binding obligations upon it and enforceable against it in accordance with the respective terms of such agreements or obligations, and that the execution and delivery of, and its performance of its obligations under this Agreement shall not:
(a)	infringe or constitute any default under any instrument, contract, agreement or other document to which it is a party, or by which its assets are bound; or

(b)	result in any breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including any relevant stock exchange or securities council) to which it is a party or by which it or its respective assets are bound, whether in Singapore, the United States of America or elsewhere.
6.1.3	to the best of the knowledge, information and belief of each of SBN and SNMI, having made due and careful inquiries with regards to itself only:
(a)	no steps have been taken or are contemplated by it or any third party, and no circumstances exist, which may at any time hereafter lead to a result which causes any of the warranties and representations contained in Clauses 6.1.1 and 6.1.2 to be no longer true or accurate; and

(b)	no event or circumstance analogous to any of those referred to in Clauses 6.1.3 has occurred, is subsisting or is being contemplated in any jurisdiction other than Singapore.

6.2	SBN represents and warrants to SNMI that:
6.2.1	it will on Completion Date be authorised to issue the SBN Subscription Shares to SNMI free from any and all Encumbrances together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto; and

6.2.2	the 150,000,000 SBN Subscription Shares will on Completion Date represent 16.9% of the issued share capital of SBN as enlarged by the issue of the SBN Subscription Shares as well as any options and convertible securities that have been granted to third parties prior to Completion Date.
6.3	SNMI represents and warrants to SBN that:
6.3.1	it will on Completion Date be authorised to issue the Consideration Shares to SBN free from any and all Encumbrances together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto;

6.3.2	to the best of its knowledge, information and belief, SNMI has or will have complied with all securities laws (including, without limitation, the Securities Act) applicable to it;

6.3.3	the Consideration Shares, will, as and when they are allotted and issued, be free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and applicable laws of the United States; be duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and non-assessable; will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of SNMI; and will not subject the holders thereof to personal liability by reason of being such holders.

6.3.4	it will on Completion be validly authorised to allot and issue the Consideration Shares;

6.3.5	it will not at all times (whether before or on Completion), until the issue and allotment of the Consideration Shares undertake any capital reduction, bonus issue, stock split or do anything to its share capital or reserve or allot any of its shares or other marketable securities or grant any further options, other than what is currently outstanding as of the date of this Agreement, over its shares or marketable securities or enter into any agreement or undertaking to do the same (otherwise than in accordance with this Agreement);

6.3.6	on the occurrence of any such event set out under Clause 6.3.6, the number of Consideration Shares remaining unissued shall be adjusted so that the rights and benefits to which SBN is entitled shall be retained; and

6.3.7	SNMI is a sophisticated buyer with respect to the subscription of the SBN Subscription Shares pursuant to this Agreement. SNMI acknowledges that SBN has not given SNMI any investment advice, credit information, or opinion on whether the subscription of the SBN Subscription Shares is a prudent investment.

6.4	SNMI acknowledges that:
6.4.1	SBN may have, and may come into possession of, information with respect to its businesses that SNMI does not possess and that may be material in deciding whether to subscribe for the SBN Subscription Shares (the “Purchaser Excluded Information”);

6.4.2	SNMI has made a decision to subscribe for the SBN Subscription Shares even though it does not possess the Purchaser Excluded Information; and

6.4.3	SBN shall have no liability to SNMI, and without prejudice to SNMI’s ability to make any claim against SBN by reason of or in connection with any breach by SBN of the representations and warranties given hereunder by SBN, SNMI waives and releases any claims that it might have against SBN whether under applicable securities laws or otherwise, with respect to the Purchaser Excluded Information in connection with the transactions contemplated hereby.
6.5	Each of SBN and SNMI further warrants and undertakes to each other (with the intent that the provisions of this Clause 6 shall continue to have full force and effect notwithstanding Completion) that all Warranties contained herein will be fulfilled down to and will be true and correct in all respects at Completion as if they had been entered into afresh at Completion.

6.6	The Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement. If any Warranty shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority, such Warranty shall to that extent be deemed not to form part of the Warranties and shall not affect the legality or enforceability of the same, whether in whole or in part.

6.7	Each of SBN and SNMI acknowledges that the other Party has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

6.8	If prior to Completion, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect in any respect as at Completion, each of SBN and SNMI, upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and the Party giving such notice shall make all such investigations and do all such acts concerning the event or matter which the other Party may require.

6.9	Neither Party shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

6.10	Each Party acknowledges to the other Party that it has not relied on or been induced by any other representations or warranties made by the other Party or any of its agents or representatives to enter into this Agreement save for the Warranties expressly set forth herein.

7.	INDEMNITIES

7.1	Each Party shall indemnify and hold the other Party and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the “Indemnified Parties”) harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), or judgments which they (or any of them) may incur or suffer as a result of the first mentioned Party’s breach of any of its Warranties or its failure to duly and punctually perform any covenant, agreement or undertaking on its part under this Agreement.

8.	WAIVER

Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of any of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

9.	RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

10.	CONTINUING EFFECT OF AGREEMENT

10.1	All provisions of this Agreement (including the Warranties), insofar as they have not been fully performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

10.2	This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

11.	ENTIRE AGREEMENT

This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written. The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Parties in writing.

12.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

13.	FURTHER ASSURANCE

Each Party shall at its cost execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time request in order to give full effect to the purposes of this Agreement.

14.	PARTIAL INVALIDITY

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

15.	COSTS AND STAMP DUTY

15.1	Subject to Clauses 4.3, 15.2, 15.3 and 15.4 herein, each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement and the subscription hereby agreed to be made, provided that if any Party shall lawfully exercise any right hereby conferred to rescind this Agreement before Completion the other Party shall indemnify the first-mentioned Party against expenses and costs (including legal, accounting and other costs and expenses) incurred in the preparation of this Agreement.

15.2	SBN shall bear all stamp duty payable in connection with the allotment and issue of the SBN Subscription Shares by SBN to SNMI.

15.3	SNMI shall bear all stamp duty payable in connection with the allotment and issue of the Consideration Shares by SNMI to SBN.

15.4	In connection with any registration pursuant to Clause 4.1.6, SBN shall pay all registration, filing and NASD fees, all fees and expenses of complying with securities or “blue sky” laws; and any commissions, fees and disbursements of underwriters customarily paid by sellers of securities (based on offering proceeds to be received by it) and all fees and disbursements of counsel for SNMI, its independent public accountants and any expert retained by SNMI in connection with any such registration and premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities. SNMI agrees to provide SBN with all projected legal and accounting fees in advance of commencing the registration process.

16.	NOTICES

16.1	All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s fax number or such other similar medium of receipt or (if sent by post) three (3) Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number. A notice given in accordance with this Clause 16.1 but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be duly served on the next Business Day in that place.

16.2	The address and facsimile number of each party for all notices under or in connection with this Agreement are:

The Vendor	:	SUN BUSINESS NETWORK LTD.
Address	:	371 Beach Road #03-18 Keypoint Singapore 199597
Fascimile No.	:	+65 6292 1866
Attention	:	Mr Ricky Ang Gee Hing

The Purchaser	:	SUN NEW MEDIA INC.
Address	:	22/f Sino Favour Centre No. 1 On Yip Street Chai Wan Hong Kong
Fascimile No.	:	+852 2795 4964
Attention	:	Dr Bruno Wu Zheng
or any other address or facsimile number notified by that Party for this purpose to the other Party by not less than 5 Business Days’ notice.

17.	RIGHTS OF THIRD PARTIES

17.1	Unless otherwise expressly provided herein, the Contracts (Rights of Third Parties) Act (Chapter 53B) shall not apply to this Agreement and no person who is not a party hereto shall have or acquire any right to enforce any term pursuant to that Act.

18.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1	This Agreement shall be governed by, and shall be construed in accordance with Singapore law.

18.2	Each Party hereto irrevocably agrees for the benefit of the other Party that the courts of Singapore shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the “Proceedings”) shall be brought in those courts and for this purpose, each party irrevocably submits to the jurisdiction of such courts.

18.3	Each Party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the Singapore courts and any claim that any such court is not a convenient or appropriate forum.

18.4	Any process in any Proceedings anywhere may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 16. Nothing shall affect the serving of process in any other manner permitted by law.

19.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

IN WITNESS WHEREOF this Agreement has been executed under the hands of the duly authorised representatives of the Parties on the day and year first written.

SBN

Signed by	)
Ricky Ang Gee Hing	)
for and and on behalf of	)
SUN BUSINESS NETWORK LTD.	)

In the presence of:

Name :
NRIC No. :
Designation :

SNMI

Signed by	)
Bruno Wu Zheng	)
for and on behalf of	)
SUN NEW MEDIA INC.	)

In the presence of:

Name :
NRIC No. :
Designation :